Exhibit 99.1

PanAmSat Declares Second Quarter 2006 Dividend

WILTON, Conn., June 13, 2006 — PanAmSat Holding Corporation today announced that its board of directors declared a quarterly dividend for the period from April 1, 2006 to June 30, 2006, in the amount of $0.42625 per share, payable on or about June 30, 2006, to stockholders of record as of the close of business on June 23, 2006.

So long as the closing of the pending acquisition of PanAmSat Holding Corporation by Intelsat (Bermuda), Ltd. occurs after the record date for this dividend, this dividend will be paid by PanAmSat regardless of whether or when the acquisition closes. PanAmSat currently expects that the acquisition will close, subject to the satisfaction or waiver of certain conditions, after the record date. Conditions to the closing of the acquisition include, among other things, the receipt of financing by Intelsat and obtaining regulatory approval from the Federal Communications Commission.

Absent the closing of the acquisition, PanAmSat intends to pay regular quarterly dividends pursuant to its dividend policy. However, all subsequent dividends will be declared by the PanAmSat board of directors at its discretion.

About PanAmSat
Through its fleet of 23 satellites, PanAmSat (NYSE: PA) is a leading global provider of video, broadcasting and network distribution and delivery services. It transmits nearly 2,000 television channels worldwide and, as such, is the leading carrier of standard and high-definition signals. In total, the Company’s in-orbit fleet is capable of reaching over 98 percent of the world’s population through cable television systems, broadcast affiliates, direct-to-home operators, Internet service providers and telecommunications companies. In addition, PanAmSat supports the largest concentration of satellite-based business networks in the U.S., as well as specialized communications services in remote areas throughout the world. For more information, visit the Company’s web site at http://www.panamsat.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements so long as such information is identified as forward-looking and is accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected in the information. When used in this press release, the words “may”, “might”, “should”, “would,” “estimate”, “project”, “plan”, “anticipate”, “expect”, “intend”, “outlook”, “believe” and other similar expressions are intended to identify forward-looking statements and information. Actual results may differ materially from anticipated results due to certain risks and uncertainties, including but not limited to the failure to consummate the proposed merger transaction due to a number of factors, including, but not limited to, the failure to obtain the requisite governmental approvals or the financing to pay the consideration or the failure to satisfy any of the other conditions to consummation of the transaction. Other factors that could cause PanAmSat’s results to differ materially from those described in the forward-looking statements can be found in PanAmSat’s annual and quarterly reports filed with the Securities and Exchange Commission.

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